UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.      )
Check the appropriate box:
☐	Preliminary Information Statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☑	Definitive Information Statement.
Brooke Capital Corporation
(Name of Registrant as Specified In Its Charter)
Attn: Kyle L. Garst, Chief Executive Officer
8500 College Boulevard
Overland Park, Kansas 66210
Phone: 913/661-0123
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Brooke Capital Corporation, a Kansas corporation (the “Company”), will be held on Thursday, May 15, 2008 at 9:00 a.m., Overland Park time (CDT), at 8500 College Boulevard, Overland Park, Kansas. Free parking is available at the meeting site. The meeting will be held for the following purposes:

1. To elect six directors to the Board of Directors of the Company for a term to expire at the annual meeting of stockholders in 2009;

2. To ratify the appointment of Summers, Spencer & Callison, CPAs, Chartered as the Company’s independent auditor for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Meeting and at any postponements or adjournments thereof.

Only stockholders of record at the close of business on April 11, 2008, are entitled to notice of and to vote at the Meeting or at any postponements or adjournments thereof.

Please be advised that the Company is a controlled company. Brooke Corporation (“Brooke”) owns a majority of the issued and outstanding shares of common stock of the Company. The Board of Directors has been advised that Brooke, our largest stockholder (holding 6,859,700 shares of our common stock), will vote its shares in favor of the election of the directors named in Proposal One and the ratification of the appointment of the independent auditor named in Proposal Two.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By Order of the Board of Directors

Michael D. Sell, Secretary

Overland Park, Kansas
Dated: April 29, 2008

ADMISSION PROCEDURES

Admission to the annual meeting will be limited to persons who: (a) are listed on the Company’s records as stockholders as of April 11, 2008 (the “Record Date”), or (b) bring documentation to the meeting that demonstrates their beneficial ownership of Company stock through a broker, bank or other institution as of the Record Date.

BROOKE CAPITAL CORPORATION
8500 College Boulevard
Overland Park, Kansas 66210
(913) 661-0123

INFORMATION STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2008

GENERAL INFORMATION

This Information Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Brooke Capital Corporation, a Kansas corporation (“we,” “us,” or the “Company”), for use at our Annual Meeting of Stockholders to be held at 8500 College Boulevard, Overland Park, Kansas, on Thursday, May 15, 2008 at 9:00 a.m., local time (CDT), and at any and all postponements or adjournments thereof (collectively referred to herein as the “Meeting”). This Information Statement and the Notice of the Annual Meeting will be first mailed or given to our stockholders on or about April 29, 2008.

We are not asking you to submit a proxy to vote your shares at the meeting and you are not required to send us a proxy.

You are welcome to attend the meeting in person to vote your shares. However, we have been informed that our largest stockholder intends to vote all of its shares of Company common stock for the election of directors named in Proposal One and for the ratification of appointment of independent auditor named in Proposal Two. Accordingly, these matters are expected to be approved.

This Information Statement is being furnished to you solely for the purpose of informing you and the other stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

ABOUT THE MEETING

What is being voted on at the Meeting?

The Board is asking stockholders to consider and approve two items at this year’s Meeting:

(1) The election of six directors to the Board for a term to expire at the annual meeting of stockholders in 2009; and

(2) A proposal to ratify the appointment of Summers, Spencer & Callison, CPAs, Chartered as the Company’s independent auditor for the fiscal year ending December 31, 2008.

Who can vote at the Meeting?

The Board set the close of business on April 11, 2008 as the record date for the Meeting. Only persons holding shares of our common stock, $0.01 par value (“common stock”), of record at the close of business on April 11, 2008 are entitled to receive notice of and to vote at the Meeting. Each holder of common stock will be entitled to one vote per share on each matter properly submitted for vote to our stockholders at the Meeting. At the close of business on April 11, 2008, there were 8,465,817 shares of common stock outstanding. Therefore, there are a total of 8,465,817 votes that are entitled to be cast at the Meeting.

What constitutes a quorum for the Meeting?

One-third (33.3%) of the outstanding shares entitled to vote at the Meeting, represented in person or by proxy, constitutes a quorum for the Meeting. To establish a quorum, we need 2,821,939 of the votes entitled to be cast to be present in person or by proxy. Votes cast in person or by proxy as to which authority to vote on any proposal is withheld, shares of stock abstaining as to any proposal, and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer’s shares of stock on one or more matters) on any proposal will be considered present at the Meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of the foregoing categories will be tabulated separately.

What vote is required to approve each item?

Election of Directors.  The election of each director nominee (Proposal One) requires the affirmative vote of a plurality of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Meeting. Our stockholders are not entitled to cumulate votes with respect to the election of directors.

Ratification of Appointment of Independent Auditor.  The ratification of the appointment of Summers, Spencer & Callison, CPAs, Chartered as our independent auditor for the fiscal year ending December 31, 2008 (Proposal Two) requires the affirmative vote of a majority of the outstanding shares of common stock present and entitled to vote at the Meeting.

Other Matters.  If you hold your shares of stock in “street name,” your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares of stock may not be voted on those matters and will not be counted in determining the number of shares of stock necessary for approval. Shares of stock represented by such “broker non-votes,” however, will be counted in determining the existence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date, 8,465,817 shares of Company common stock were issued and outstanding, including 380,000 shares of unvested restricted stock. The following table sets forth information as of the Record Date regarding ownership of Company common stock by the only persons known by management to own, directly or indirectly, more than 5% of its common stock.

		Amount of
Name and Address of	Status of	Beneficial	Percent of
Beneficial Owner	Holder	Ownership	Class(1)

Brooke Corporation, Brooke Holdings, Inc.,	Beneficial Owner	6,859,700	80.6%
Robert D. Orr, and Leland G. Orr(2) 8500 College Boulevard Overland Park, KS 66210

(1)	All percentages represent the total number of shares as beneficially owned by the individual, group, or entity or as a percentage of (i) 8,465,817 shares of common stock issued and outstanding as of the Record Date, plus (ii) any shares that the individual, group, or entity has the right to purchase within 60 days after such date pursuant to the exercise of a vested stock option, warrants, conversion privileges or other rights. Except as otherwise stated in these notes, the holders have sole power to vote and dispose of the shares.

(2)	As of the Record Date, Brooke Corporation (“Brooke”) owned directly 6,859,700 shares of our common stock. Brooke reports that Brooke Holdings, Inc. (“Brooke Holdings”) owns approximately 44% of the common stock of Brooke. Robert D. Orr, a director of the Company and our Chairman of the Board, owns approximately 68% of Brooke Holdings. Leland G. Orr, our Chief Financial Officer, owns approximately 22% of Brooke Holdings. By virtue of the power of Brooke Holdings, Robert Orr and Leland Orr to indirectly vote the shares of our common stock held by Brooke, each of these persons is deemed to be an indirect beneficial owner of our common stock owned directly by Brooke.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information as of the Record Date regarding ownership of Company common stock by the Company’s executive officers and directors individually; and all executive officers and directors as a group. As of the Record Date, 8,465,817 shares of Company common stock were issued and outstanding, including 380,000 shares of unvested restricted stock.

		Amount of
Name of		Beneficial	Percent of
Beneficial Owner	Status of Holder	Ownership	Class(1)

Robert D. Orr(2)	Director, Officer	6,859,700	80.6%
Paul E. Burke, Jr.(3)	Director	26,666	*
Richard E. Gill(4)	Director	11,830	*
Michael S. Hess(5)	Director, Officer	250,500	2.9%
Kyle L. Garst	Director, Officer	-0-	*
Dane S. Devlin	Director, Officer	-0-	*
James R. Zuhlke	Officer	-0-	*
Leland G. Orr(6)	Officer	-0-	*
Kelly M. Drouillard(7)	Officer	100,000	1.2%
All Directors and Officers as a Group (9 persons)		7,248,696	85.1%

*	Indicates less than 1% ownership.

(1)	All percentages represent the total number of shares as beneficially owned by the individual, group, or entity or as a percentage of (i) 8,465,817 shares of common stock issued and outstanding as of the Record Date, plus (ii) any shares that the individual, group, or entity has the right to purchase within 60 days after such date pursuant to the exercise of a vested stock option, warrants, conversion privileges or other rights. Except as otherwise stated in these notes, the holders have sole power to vote and dispose of the shares.

(2)	The amount includes the shares of our common stock owned by Brooke in which Robert D. Orr has an indirect beneficial interest by virtue of his controlling stockholder interest in Brooke Holdings.

(3)	Includes 10,000 restricted shares.

(4)	Consists of 10,000 restricted shares, 1,000 shares owned directly and 830 shares owned by Gill Brothers Investment Partners Inc. Mr. Gill has shared power to vote the shares held by this entity and expressly disclaims beneficial ownership of such securities.

(5)	Includes 250,000 restricted shares.

(6)	The amount does not include any shares of our common stock owned by Brooke in which Leland Orr has a beneficial interest by virtue of his stockholder interest in Brooke Holdings.

(7)	Consists of 100,000 restricted shares.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors currently consists of six members. Our Bylaws state that the number of directors of the Company shall be at least three and not more than fifteen and such number may be fixed by resolution of the Board from time to time.

At the Meeting, our stockholders will be asked to vote to elect Robert D. Orr, Paul E. Burke, Jr., Richard E. Gill, Michael S. Hess, Kyle L. Garst and Dane S. Devlin to the Board of Directors. A representative of Brooke nominated each of the director nominees. Each of the director nominees is currently a member of our Board and has indicated a willingness to serve as a director if elected.

If elected, each nominee will serve until the next annual meeting of stockholders or until his or her earlier removal or resignation. The Board has no reason to believe that any of the director nominees will be unable to serve as directors or become unavailable for any reason.

The affirmative vote of a plurality of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Meeting is necessary to elect each director nominee. Our stockholders are not entitled to cumulate votes with respect to the election of directors.

DIRECTORS AND NOMINEES FOR DIRECTOR

The following table sets forth certain information with respect to our directors and nominees for director. Paul E. Burke, Jr. and Richard E. Gill are non-employee directors. We employ all of the remaining directors.

	Director
Name	Since	Age	Position

Robert D. Orr	2007	54	Chairman of the Board
Paul E. Burke, Jr.	1996	74	Director
Richard E. Gill	2007	53	Director
Michael S. Hess	2007	52	Director and Vice-Chairman of the Company and President and Chief Executive Officer of Brooke Capital Advisors, Inc., a subsidiary of the Company
Kyle L. Garst	2007	38	President, Chief Executive Officer and Director
Dane S. Devlin	2007	44	Executive Vice President, Chief Operating Officer and Director

The following is a brief summary of the background of each incumbent director and each director nominee:

Robert D. Orr:  Mr. Orr was named our Chairman of the Board, President, Chief Executive Officer and Director on January 31, 2007. On November 15, 2007, he resigned from his positions as President and Chief Executive Officer. Mr. Orr is the founder of Brooke and has been a director and an executive officer of Brooke since its inception in 1986. Mr. Orr was Brooke’s President from 1986 until 1991. Mr. Orr has been a director of Brooke Brokerage Corporation, a wholly owned subsidiary of Brooke, since December 2005, has been its chairman of the board and Chief Executive Officer since March 2006, and was its President from December 2005 until March 2006. Mr. Orr served as President of Farmers State Bank, Phillipsburg, Kansas, Chairman of the board of Brooke State Bank, Jewell, Kansas, President of First National Bank, Smith Center, Kansas, and a self-employed insurance agent for American Family Insurance Company. Mr. Orr is an honors graduate from Fort Hays State University in Hays, Kansas, with a Bachelor of Arts Degree in Political Science. He also completed the Graduate School of Banking program at the University of Colorado. Mr. Orr is the author of a book published in 2000 about the sale of insurance and financial services in the Internet age entitled Death of an Insurance Salesman?. Robert Orr and Leland Orr are brothers.

Paul E. Burke, Jr.:  Mr. Burke has been a director of the Company since its inception. Mr. Burke is the President of Issues Management Group, Inc., a public relations and governmental affairs consulting company.

Mr. Burke served as a member of the Kansas State Senate from 1975 to January 1997 and served as the President of the Senate from 1989 until his retirement in 1997. During his tenure in the Kansas Senate, Mr. Burke served as Chairman of the Organization, Calendar and Rules, Legislative Coordinating Council and Interstate Cooperation Committees. Mr. Burke was a majority leader of the Senate from 1985 to 1988. Mr. Burke has served in numerous national, state and local leadership positions including past positions as a member of the President’s Advisory Commission on Intergovernmental Relations. He is also the former owner of WEBBCO, Inc., an industrial engineering and equipment company. Mr. Burke received his Bachelor of Science degree in business from the University of Kansas in 1956.

Richard E. Gill:  Mr. Gill has been a Director of the Company since January 31, 2007. Mr. Gill is the owner of Gill Agency, Inc. in Cherryvale, Kansas. Although the Cherryvale office serves as his principal place of business, Mr. Gill has several insurance agency locations in Southeast Kansas. Prior to his ownership of the agency, Mr. Gill was Superintendent of Customer Accounting for Union Gas Company where he supervised thirteen district offices. Preceding his tenure at Union Gas Company, Mr. Gill was the credit manager for B&R Tire Company in Parsons, Kansas. Mr. Gill has a Bachelors Degree in Business Administration from Pittsburg State University.

Michael S. Hess:  Mr. Hess has served as a director and an officer of the Company since January 31, 2007 and as President of Brooke Capital Advisors, Inc., a wholly owned subsidiary of the Company (“BCA”), since January 1, 2007. He was an original investor in Brooke and served on its board of directors from 1990 until January 2005, as its President from 1996 until 2003, and as its Vice President from 1988 until 1996. From its acquisition by Brooke in 2002 until January 2007, Mr. Hess was president and a director of CJD & Associates, L.L.C. (“CJD”), a wholesale insurance broker that later also began providing loan brokerage and consulting services to managing general agencies and funeral homes. He was a director and President of Brooke Brokerage Corporation, a wholly owned subsidiary of Brooke and the parent corporation of CJD, from December 2004 until December 2005 and has been its Vice President since December 2005. Prior to joining the Brooke organization, Mr. Hess was employed by Western Resources, Inc. (now Westar Energy, Inc.), a utility company in Topeka, Kansas. Mr. Hess also previously served as director of Patrons Insurance Company and Great Plains Mutual Insurance Companies.

Kyle L. Garst:  Mr. Garst has been the Chief Executive Officer, President, and a director of the Company since November 15, 2007. Mr. Garst served as Chairman and Chief Executive Officer of Brooke Franchise Corporation, a wholly-owned subsidiary of Brooke until the merger of Brooke Franchise Corporation (“Brooke Franchise”) with and into the Company on November 15, 2007, from June 2007 until the merger. Previously, Mr. Garst was the Senior Vice President and a director of Brooke Franchise, serving in such capacity since September 2004, with responsibility for managing Brooke Franchise’s franchise sales activities. Mr. Garst joined Brooke Franchise as a sales representative in 1994. From 1997 to 1999, he was a sales representative and profit center leader for Koch Industries in Phoenix, Arizona. In March 1999, Mr. Garst returned as Brooke Franchise’s State Manager for Oklahoma and, in August 2000, he was named its Vice President and Regional Sales Manager for Texas, Oklahoma and Louisiana. In December 2001, Mr. Garst became Brooke Franchise’s Vice President and Investment Sales Manager, as well as its Investor Relations Manager, and served in those capacities until September 2004 when he assumed the position as Chief Executive Officer of Brooke Franchise.

Dane S. Devlin:  Mr. Devlin has been the Executive Vice President, Chief Operating Officer and a director of the Company since November 15, 2007. Mr. Devlin served as President and Chief Operating Officer of Brooke Franchise from June 2007 until the merger of Brooke Franchise into the Company. Mr. Devlin joined Brooke Franchise in December 1999 as the Missouri State Manager. In August 2000, Mr. Devlin had assumed the position of Kansas City Regional Manager and was promoted to National Operations Manager by October 2001. Mr. Devlin was further promoted to Brooke Franchise’s National Vice President in January 2003 and has served as Senior Vice President since his appointment in September 2005. Prior to the merger of Brooke Franchise into the Company, he was a member of the board of directors of Brooke Franchise. Prior to joining Brooke Franchise, Mr. Devlin acted as a Marketing Representative with Alliance Insurance Companies from 1998 to November 1999. In addition to his position with Alliance and his first positions with Brooke Franchise, Mr. Devlin also served as an insurance franchise owner from 1996 to 2001.

The Board recommends the election of all of the nominees to the Board of Directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Section 801 of the American Stock Exchange (“AMEX”) Company Guide applicable to companies listed on the AMEX exempts a “controlled company” (defined as a company with over 50% of the voting power held by an individual, group or other company) from the requirements that a majority of its board of directors be composed of “independent” directors, that the compensation of our chief executive officer and all of our other executive officers be determined or recommended to the board of directors for determination either by a majority of independent directors or a compensation committee composed solely of independent directors, and that director nominees either be selected or recommended for selection by the board of directors by a majority of independent directors or a nominations committee composed solely of independent directors. Two members of our six-person Board, Paul E. Burke, Jr. and Richard E. Gill, have been determined to be “independent,” as that term is defined by Section 121A of the AMEX Company Guide. Neither Mr. Burke nor Mr. Gill has any relationships or has been involved in any transactions or arrangements with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

Messrs. Burke and Gill were appointed to our Audit Committee, Compensation Committee, and Independent Directors Committee on January 31, 2007 and currently are the only members of these committees.

Although we are exempt from the AMEX requirement that a majority of our directors be independent, we are required under the AMEX Company Guide and our Audit Committee Charter to have an audit committee composed of at least three individuals determined to be independent. Because we only have two directors who have been determined to be independent, we are not currently in compliance with the AMEX rule or our Audit Committee Charter. Management is currently in the process of recruiting an additional Independent Director to serve on our Board and our Audit Committee. AMEX has notified us that they require that we add an additional independent director to our Audit Committee by September 10, 2008. Management believes that it will be able to identify and appoint an independent director by that date.

Communication with Directors

Because we are a “controlled company,” meaning over 50% of the voting power of our common stock is held by an individual, group or other company, and Brooke has representatives on the Board, the Board has not established a written procedure providing for communications by our stockholders directly with the Board. Any director may be contacted by writing to him or her c/o Brooke Capital Corporation, Attention: Secretary, 8500 College Boulevard, Overland Park, Kansas 66210. Although our Secretary may screen frivolous or unlawful communications and commercial advertisements, subsequent to such screening, our Secretary will promptly forward all such correspondence to the indicated director(s) and/or the Chairman of the Board. Although the Chairman of the Board may decide to refer other correspondence to the other director(s), correspondence will be forwarded to the indicated director(s) if it pertains to matters relating to a breach or violation of our code of ethics.

Board Meeting Attendance and Annual Meeting Attendance

The Board held eight regular meetings and three special meetings during the fiscal year ended December 31, 2007. Each current Board member attended 75% or more of the meetings of the Board, and the committees on which he or she served, that were held during the period for which he or she was a director or committee member.

We encourage members of the Board to attend the annual meeting of stockholders. We do so by, among other things, holding our annual meeting of stockholders on the same date and immediately prior to the annual meeting of the Board. Each incumbent director, who was a member of the Board on the date of our 2007 annual meeting of stockholders, attended the 2007 annual meeting of stockholders.

Committees of the Board of Directors

The Board has four standing committees: an Audit Committee, a Compensation Committee, an Independent Directors Committee and an Executive Committee. All members of the Company’s Audit Committee, Compensation Committee and Independent Directors Committee are independent in accordance with AMEX independence standards for members of these committees.

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility to the stockholders relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, and the qualifications, independence and performance of our independent auditor. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us. Since August 20, 2007, our Audit Committee also has the responsibility to review and have oversight of all related party transactions in which the Company is a party. The Board has adopted a written Charter for the Audit Committee. A copy of the charter, as amended, is available on our website at www.brookeagent.com and may be obtained upon written request to the Secretary at 8500 College Boulevard, Overland Park, Kansas 66210.

Our Board has determined that none of its members qualify as an audit committee financial expert as defined by applicable Securities and Exchange Commission regulations. The reason that the Board has not appointed an audit committee financial expert is because it believes that the current members of the Audit Committee as a group have an understanding of Audit Committee functions, have the ability to understand financial statements and generally accepted accounting principles, have substantial business experience that results in financial sophistication, have the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, and have an understanding of internal controls and procedures for financial reporting, but no member individually meets the definition of “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

The Audit Committee’s Charter grants the Audit Committee authority to retain advisors with financial expertise at the Company’s expense.

The Audit Committee met one time during the fiscal year ended December 31, 2007. All committee members serving at that time attended the meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management. In addition, the Audit Committee has discussed with the independent auditor of the Company the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1, has discussed with the independent accountant the independent accountant’s independence, and has discussed other matters as required by law and the Committee’s Charter. Based on the review and discussions recited in this paragraph, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee

Paul E. Burke, Jr.
Richard E. Gill

Compensation Committee

The AMEX Company Guide exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a compensation committee composed of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations, and (3) compensation for all other officers must be determined, or recommended to the board of directors for determination, either by the compensation committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have officer compensation, including the compensation of the chief executive officer, determined or approved by a compensation committee or a majority of the independent directors on our Board. Currently, the Executive Committee has been appointed by the Board to determine cash compensation of directors and officers, including the chief executive officer.

Pursuant to its Charter, the authority of the Compensation Committee was limited to granting equity awards to employees of the Company. Our Board amended the Charter in June 2007 to add the administration of the Brooke Capital Corporation 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”) to its powers and responsibilities. The Compensation Committee does not have the authority to determine cash compensation of directors or officers. The Charter does provide, however, that the Compensation Committee is to be informed of any executive compensation change no later than the next meeting of such Committee immediately after the change is made.

The Compensation Committee met four times during the year ended December 31, 2007.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available on our website at www.brookeagent.com and may be obtained upon written request to the Secretary at 8500 College Boulevard, Overland Park, Kansas 66210.

Independent Directors Committee

In connection with Brooke’s acquisition of control of the Company (see “Certain Relationships and Related Party Transactions”), our Board created an Independent Directors Committee. The initial purpose of the Independent Directors Committee was, for a transitory time period, to review for fairness to the stockholders of the Company other than Brooke, and, approve or disapprove transactions between the Company or any of its affiliates and Brooke and any of its affiliates. On the effective date (August 30, 2007) of the listing of our common stock on AMEX, the authority of the Independent Directors Committee was limited to approving or disapproving the following specific transactions: (i) the purchase of all the issued and outstanding shares of capital stock of Brooke Savings Bank under a Stock Purchase Agreement dated February 14, 2007 by and between us and Brooke Brokerage Corporation (the “Brooke Savings Bank Transaction”); (ii) the acquisition of all of the issued and outstanding shares of capital stock of Brooke Franchise by means of a merger (the “Merger”) of Brooke Franchise into the Company (the “Brooke Franchise Merger Transaction”); (iii) the acquisition of all of the issued and outstanding shares of capital stock of Delta Plus Holdings, Inc. from Brooke Corporation by means of an exchange agreement between Brooke Corporation and the Company (the “Delta Plus Exchange Transaction”); and (iv) any other actions or decisions to be taken or made by the Committee pursuant to the terms of the Stock Purchase Agreement for the Brooke Savings Bank Transaction and the definitive agreements with respect to the Brooke Franchise Merger Transaction and the Delta Plus Exchange Transaction.

The written charter of the Independent Directors Committee became effective on January 31, 2007 and initially specified that the Committee would automatically terminate on the date of the earlier of (i) January 31, 2010 or (ii) the effective date of any listing on AMEX or the NASDAQ Capital Market of Company common stock. Upon the listing of our common stock on AMEX, the charter of the Independent Directors Committee was amended to provide that the charter would be terminated on August 30, 2008.

As noted earlier, the Independent Directors Committee is composed of two or more directors selected by the Board who are deemed to be independent as that term is defined in the listing rules of any stock exchange on which Company common stock is listed, or, in the absence of such listing, the listing rules of either AMEX or NASDAQ. The committee members serve for so long as they are directors or until their successors are duly elected and qualified or their earlier resignation or removal, provided that any member of the Committee may be replaced by the Board at any time by any member that is “independent” as that term is defined in the applicable Stock Exchange listing rules.

The Independent Directors Committee has the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors, and has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve such firm’s fees and other engagement terms.

The Board has adopted a written charter of the Independent Directors Committee. A copy of the charter is available on our website at www.brookeagent.com and may be obtained upon written request to the Secretary at 8500 College Boulevard, Overland Park, Kansas 66210.

The Independent Directors Committee met nine times during 2007.

Executive Committee

The purpose of the Executive Committee is to provide assistance to the Board through its power to act and adopt resolutions on administrative matters and its limited powers to act in emergency situations. In addition, the Board may delegate to the Executive Committee authority or responsibility to perform specific functions, as specified in the Charter of the Executive Committee adopted by the Board or by specific resolution adopted by the Board. The members of the Committee are Robert D. Orr and Michael S. Hess.

Nomination of Directors

The Company does not have a nominating committee. As a controlled company within the meaning of the AMEX Company Guide, we are exempt from rules that require director nominees to be either selected or recommended for the Board’s selection by either a nominating committee composed solely of independent directors or by a majority of the independent directors. Our Bylaws provide that a duly authorized representative of the controlling stockholder has the right to select nominees for our Board and elect directors when vacancies or newly created directorships occur. Our Board does not have the duty or the right to select or recommend Board nominees, or the right to elect directors when vacancies or newly created directorships occur.

Because of our status as a controlled company, we have not adopted a written policy regarding the consideration of candidates recommended by stockholders other than the controlling stockholder or the specific minimum requirements with respect to nominees’ qualifications and skills other than those relating to director independence, as required by the SEC and AMEX. The desires of the controlling group and the need to meet independence standards imposed by law and the rules of AMEX with respect to the Audit committee are the primary factors in determining nominees for the Board. Other factors that have been considered in the past have included, and may include in the future, the proposed nominee’s personal and professional background, demonstration of sound business judgment, field of expertise, commitment to attend meetings, integrity, Kansas roots and other factors deemed in the best interests of the Company and our stockholders. We have not used third parties in our selection process. Although the controlling stockholder has indicated its intent to exercise its power to select directors, in addition to the factors considered above, the controlling stockholder may also consider candidates suggested by another stockholder of the Company that beneficially owns 5% or more of our voting stock. Any such suggestions by such a stockholder should be directed to the Secretary of the Company, 8500 College Boulevard, Overland Park, Kansas 66210.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Board has appointed Summers, Spencer & Callison, CPAs, Chartered to serve as our independent auditor for the fiscal year ending December 31, 2008. Summers, Spencer & Callison, CPAs, Chartered (“SSC”) has served as our independent auditor since November 6, 2006. Our stockholders are being asked to ratify this appointment at the Meeting.

Representatives of SSC will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Although it is not required to do so, the Board is submitting its appointment of our independent auditor for ratification by the stockholders at the Meeting in order to ascertain the views of stockholders regarding such appointment. A majority of the votes cast at the Meeting, if a quorum is present, will be sufficient to ratify the appointment of SSC as our independent auditor for the fiscal year ending December 31, 2008. Whether the proposal is approved or defeated, the Board may reconsider its appointment.

Fees of Independent Auditor

All audit related services were pre-approved by the Audit Committee, which concluded that the provision of such services by Summers, Spencer & Callison, CPAs, Chartered was compatible with the maintenance of this firm’s independence in the conduct of its auditing functions.

The following table represents fees for professional audit services rendered by Summers, Spencer & Callison, CPAs, Chartered for the audit of the Company’s annual financial statements and for the review of the financial statements included in our quarterly reports.

	Years Ended December 31,
	2006	2007

Audit Fees(1)	$68,000	$181,000
	$68,000	$181,000

(1)	Audit fees — Consists of fees billed and anticipated for professional services rendered for audits of the Company’s annual financial statements and reviews of the interim financial statements included in quarterly reports, and services that are normally provided by Summers, Spencer & Callison, CPAs, Chartered in connection with statutory and regulatory filings or engagements.

The Audit Committee has considered whether the provision of non-audit services by Summers, Spencer & Callison, CPAs, Chartered is compatible with maintaining auditor independence and has determined that it is.

Changes in Independent Public Accountant

On November 1, 2006, the Company’s independent accountant, BKD, LLP, (“BKD”) notified the Company that it was resigning as the Company’s independent certified public accounting firm. BKD stated that its resignation was not a result of any disagreements with either the management or audit committee of the Company. BKD’s accountant’s reports for the Company’s financial statements for the Company’s two most recent fiscal years, or any later interim period, did not contain adverse opinions or disclaimers of opinion, nor were any reports modified as to uncertainty, audit scope or accounting principles. BKD’s resignation was of its own volition and a change of accountants was not recommended or approved by the Board or an audit or similar committee of the Board.

At no time during the two most recent fiscal years or the interim period through November 1, 2006 did the Company have any disagreements with BKD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BKD’s satisfaction, would have caused BKD to make reference to the subject matter of the disagreement in connection with its accountant’s report.

During the two fiscal years prior to the change and through November 1, 2006, there were no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)(B)).

The Company requested that BKD furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 14, 2006, was filed as Exhibit 16.1 to the Company’s Form 8-K/A filed November 15, 2006.

On November 6, 2006, the Company engaged Summers, Spencer & Callison, CPAs, Chartered (“SSC”), of Topeka, Kansas, to be the Company’s new independent certified public accounting firm. SSC was selected by the Company due to, among other factors, its proximity to the Company’s location in Kansas and the familiarity of SSC with the industry within which the Company operates. During the two most recent fiscal years and through November 6, 2006, the Company did not consult with SSC regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements and either written or oral advice was provided that SSC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a reportable event, as that term is defined in Item 304(a)(1)(iv)(B) of Regulation S-B.

Pre-approval of Policies and Procedures

The Audit Committee’s Charter provides for the Audit Committee to pre-approve work to be performed by Summers, Spencer & Callison, CPAs, Chartered. The Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent auditors. All 2007 services performed by Summers, Spencer & Callison, CPAs, Chartered were pre-approved by the Audit Committee.

The Board recommends ratification of the appointment of Summers, Spencer & Callison, CPAs, Chartered as independent auditor for the fiscal year ended December 31, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Compensation Philosophy and Components.  Our compensation philosophy for our named executive officers focuses on balancing (1) base salaries that are competitive in the market and sufficient to attract, retain and motivate a highly capable and top-performing senior management team, (2) performance-focused cash incentive compensation for those members of senior management in key sales leadership and operational positions that is both challenging and rewarding with respect to the achievement of performance goals, and (3) the opportunity for equity-based compensation that is sufficient to align senior management’s interests with those of our stockholders and as a discretionary reward for top performance. It has been our policy and practice that all compensation paid to our named executive officers be deductible under Internal Revenue Code Section 162(m).

Determination of Compensation.  We are a controlled company within the meaning of the AMEX rules and, as such, are not required to have the compensation of our executive officers, including our chief executive officer, determined or recommended to the Board for determination either by a majority of independent directors or a compensation committee composed solely of independent directors. Therefore, our Compensation Committee administers only the equity awards granted to our named executive officers pursuant to our 2007 Equity Incentive Plan, and does not review and recommend cash compensation for our named executive officers. Rather, cash compensation for our named executive officers is determined by the Executive Committee, with input from our parent company, Brooke Corporation, or, under certain circumstances, by the Compensation Committee of Brooke Corporation, as described below.

The Executive Committee considers both competitive factors and internal pay equity in determining compensation appropriate for our named executive officers, which we believe will assist us in achieving the objectives described above. In determining base salary, an in-house review of publicly available employment agreements of executive officers of insurance companies and the compensation ranges provided by persons who apply for executive positions with the Company were considered. The Executive Committee also considers the relative difference in compensation between the named executive officers as well as the pay relationship between named executive officers and other employees at the Company. The Executive Committee believes that internal pay equity should be considered as a reflection of the individual responsibilities and contributions of each named executive officer and as an incentive to achieve performance goals. Differing compensation among named executive officers may be attributable to the individual performance of such named executive officers and also to bonus programs established for those whose responsibilities involve sales.

Base Salary.  We consider base salary a basic and important component of executive compensation, to compete with other insurance companies, insurance agency businesses, and other competitors for top talent and to retain our executive officers. Because our former President and Chief Executive Officer, Robert Orr, and our former Chief Financial Officer, William R. Morton, Jr., were technically employed by our parent company, Brooke Corporation, for the majority of 2007 the salary of these named executive officers was determined in accordance with the philosophy and compensation objectives of Brooke Corporation. A percentage of the salary of each was then allocated to and accounted for by us as compensation for their services as executive officers of the Company. Otherwise, the Executive Committee determined base salaries for senior management, including our other named executive officers, for 2007. For 2008, we anticipate that the Executive Committee will determine the base salary of our President and Chief Executive Officer, Kyle L. Garst, and our Chief Financial Officer, Leland G. Orr, and the salary of our other named executive officers will be determined by Mr. Garst and our Executive Vice President and Chief Operating Officer, Dane S. Devlin.

Incentive Compensation.  We believe in establishing challenging performance goals for senior management, especially those involved in key sales leadership and operational positions, and rewarding the achievement of such goals with cash compensation. For some members of management, primarily those involved in support functions, discretionary bonus compensation opportunities are available. In addition to rewarding company, subsidiary, unit, function or personal performance, we believe incentive compensation motivates and helps retain qualified individuals who have the opportunity and ability to influence our results and enhance shareholder value. We believe that incentive awards should be paid when goals are achieved and that we should provide reduced or no awards when goals are not met. In 2007 incentive awards for our named executive officers in key sales roles were made pursuant to the achievement of quarterly performance objectives in accordance with our 2007 Senior Management Bonus Structure (the “2007 Sales Bonus Structure”). Cash incentive awards granted pursuant to the 2007 Sales Bonus Structure to our named executive officers Michael Hess and Kelly Drouillard were made only after the Company attained a threshold quarterly net income goal and then were based on a percentage of loan business originated by these named executive officers with our subsidiary, Brooke Capital Advisors, Inc. Performance goals were established by management based on their assessment of these individuals’ performance and value to the Company. Cash incentive awards granted to our named executive officer, Chad Maxwell, were made pursuant to Mr. Maxwell’s participation in the 2007 Monthly Sales Guidelines, which provide that the sales team headed by Mr. Maxwell will have objectives for monthly fee amounts (including, but not limited to, fees paid by sellers and initial franchise fees), at levels established from time to time by the Company’s Chief Executive Officer. If the monthly fee objectives are met, a percentage of the seller-paid fees earned is allocated and distributed to the team as a bonus. Mr. Maxwell recommends to Mr. Garst the portions of the total team bonus that are paid to individuals on the team, including Mr. Maxwell, based upon their performance for that month. Mr. Garst approves such bonus distributions as he deems appropriate. Mr. Maxwell is also entitled to a quarterly bonus if his team meets its quarterly fee objectives, at levels established from time to time by Mr. Garst.

Cash incentive awards to the Company’s named executive officers in 2008 will be discretionary and influenced relatively more by the number of transactions closed, loan quality, and collateral preservation activities and influenced relatively less by the dollar volume of loans originated and fee income generated. This change is being made to maintain fairness and competitive balance in compensation during difficult general economic conditions in the finance industry.

Equity-Based Compensation.  Our Board, its Compensation Committee and our management all believe that equity-based compensation is effective in attracting and retaining executives and key employees to us and to our subsidiaries and in providing long-term incentives and rewards to those directors, executives and key employees responsible for our continued growth. We further believe that equity awards provide a form of incentive that aligns the economic interests of management and other key employees with those of our stockholders. Our philosophy, however is that equity-based awards should be discretionary awards granted only to top performing executive officers in the discretion of the Compensation Committee. The Compensation Committee may consider past performance of such employees, future needs of the Company, plans set forth by such employees for future growth, and the recommendations of management for such awards in determining that such awards are appropriate. For example, the Compensation Committee approved discretionary grants of restricted stock to certain of our named executive officers (Mr. Morton, Mr. Hess and Ms. Drouillard) in 2007. One purpose of these awards was to reward these officers with an ownership interest in us without any initial cost in recognition of their excellent prior performance, their overall value to the Company, and the need for them to continue to use their skills and contacts to further the growth of the Company. Another purpose of granting these awards to these officers was to facilitate our retention of these officers. Additionally, our Compensation Committee may grant equity awards to newly recruited executives, where appropriate, to attract strong candidates to executive officer positions of the Company. The Compensation Committee may exercise its discretion under these circumstances when considering the needs of the Company for the skill sets the newly recruited executives bring to the Company, the needs of the Company for contacts of newly recruited executives, and the recommendations of management. We do not believe that equity compensation should be an expectation of our employees and directors on an annual or other basis. As such, we do not have an annual or other periodic grant program, but the Compensation Committee may make discretionary grants to executive officers pursuant to our 2007 Equity Incentive Plan. In this regard, our Compensation Committee considers at least annually whether it is in the best interests of the Company to grant equity awards to executive officers of the Company. The Compensation Committee includes in its consideration the recommendations of management for such grants.

The 2007 Equity Incentive Plan, as amended, authorizes up to 2,400,000 shares of our common stock to be issued pursuant to awards made under the plan in the form of nonqualified stock options, incentive stock options, restricted shares of common stock, stock appreciation rights, performance shares, performance units, or restricted share units. Accordingly, the 2007 Equity Incentive Plan provides the flexibility that the Compensation Committee desired to determine what types of awards are beneficial to us, our employees, directors and stockholders as changes occur with respect to compensation trends, accounting treatment of awards, tax treatment of awards to us or our employees or directors, or our cash flow needs. Awards of 10,000 shares of restricted stock, 100,000 shares of restricted stock and 250,000 shares of restricted stock were granted to Mr. Morton, Ms. Drouillard, and Mr. Hess, respectively in 2007. Vesting of the restricted stock shares occurs in one-third annual increments beginning on the first anniversary of the date of grant, which was August 15, 2007. Recipients of restricted stock awards are entitled to receive dividends and vote the shares in matters submitted to shareholder vote. Transfer restrictions on the shares lapse in one-third annual increments. We believe this vesting schedule provides the appropriate balance between short-term and long-term incentives, as well as aids in retention.

Benefit and Perquisite Programs.  Our executive officers, including our named executive officers, are eligible to participate in a number of broad-based benefit programs on the same terms as other employees, including health care, dental care, flexible benefits, life insurance, long-term disability, and qualified 401(k) retirement savings. A perquisite for executive officers is use of a company car.

Severance and Change in Control Benefits.  We do not have executive severance agreements, change in control agreements, or provisions in our named executive employment agreements that provide severance or change-in-control benefits to members of executive management in the event of a cessation of employment or change in control. Therefore, we have no contractual obligations to make continuing salary or bonus payments to any of our named executive officers following a termination of employment. Under each of our executive employment agreements with Kyle L. Garst, Michael Hess and Chad Maxwell, employment is “at will” and any obligation by us to pay these executives performance bonuses or other bonus or incentive compensation, if any, ceases upon termination of employment and the respective executive employment agreements.

Stock Ownership Requirements.  While we encourage our executive officers to hold equity positions in our common stock, we have not formulated guidelines that establish any minimum stock ownership requirements for our executive officers. However, through our 2007 Equity Incentive Plan we intend to assist our executive officers, in the discretion of the Compensation Committee, to acquire our common stock and seek to align the interests of our executive officer’s interests with those of our stockholders.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement.

The Compensation Committee

Paul E. Burke, Jr.
Richard E. Gill

Summary Compensation Table

The following table sets forth information concerning the compensation received for the fiscal year ended December 31, 2007 for services rendered to us in all capacities by our named executive officers in 2007. Columns for which no compensation was awarded to, earned by, or paid to any of the named executive officers have been omitted.

2007 Summary Compensation Table

									Non-Equity
					Stock		Option		Incentive Plan		All Other
		Salary	Bonus		Awards		Awards		Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)		($)		($)		($)

Kyle L. Garst,	2007	196,296	—		—		4,700	(2)	—		3,029	(3)	204,025
President and Chief Executive Officer(1)
Robert D. Orr,	2007	176,923	—		—		—		—		3,029	(5)	179,952
President and Chief Executive Officer(4)
John Van Engelen,	2007	100,803	—		—		—		—		147,908	(7)	248,711
President and Chief Executive Officer, Chief Financial Officer(6)	2006	144,800	25,000		—		32,210		28,000		5,496		235,506
Leland G. Orr,	2007	23,125	—		—		4,700	(9)	—		—		27,825
Chief Financial Officer, Treasurer(8)
William R. Morton, Jr.,	2007	122,521	25,200	(11)	6,250	(12)	—		—		3,029	(13)	157,000
Chief Financial Officer, Treasurer(10)
Chad Maxwell,	2007	100,000	—		—		883	(15)	291,000	(16)	3,029	(17)	394,912
Senior Vice President(14)
Michael S. Hess,	2007	135,000	—		156,250	(19)	—		189,062	(20)	132	(21)	480,444
President and Chief Executive Officer, Brooke Capital Advisors, Inc.(18)
Kelly M. Drouillard,	2007	145,385	—		62,500	(23)	—		177,291	(24)	126	(25)	385,302
Chief Operating Officer, Brooke Capital Advisors, Inc.(22)

(1)	Mr. Garst was appointed as the Company’s President and Chief Executive Officer on November 15, 2007, following the merger of the Company and Brooke Franchise. Mr. Garst’s total compensation represents compensation for services as Senior Vice President and Chief Executive Officer of Brooke Franchise prior to the Merger and as President and Chief Executive Officer of the Company following the Merger.

(2)	This amount represents options to purchase shares of the Company’s parent, Brooke Corporation granted on February 8, 2007.

(3)	All other compensation represents matching funds paid by the Company for participation in the Brooke Corporation 401(k) plan and life insurance premiums paid on behalf of Mr. Garst.

(4)	Mr. Robert Orr served as the Company’s President and Chief Executive Officer from January 31, 2007 until the Merger on November 15, 2007. Concurrently with his service to the Company in 2007, Mr. Robert Orr was also the President and Chief Executive Officer of the Company’s parent, Brooke Corporation. Compensation reflected for Mr. Robert Orr represents 77% of his total compensation for services to the Company and to Brooke Corporation, as the percentage of such compensation allocated for his services to the Company in 2007. See Brooke Corporation’s Definitive Proxy Statement on Schedule 14A for disclosure of Mr. Robert Orr’s total compensation, including that allocated for his services to Brooke Corporation.

(5)	All other compensation represents matching funds paid by the Company for participation in the Brooke Corporation 401(k) plan and life insurance premiums paid on behalf of Mr. Robert Orr.

(6)	Mr. VanEngelen served as the Company’s President and Chief Executive Officer until January 31, 2007. After that time Mr. VanEngelen served as the Company’s Chief Financial Officer until March 1, 2007.

(7)	All Other Compensation includes $144,800 in severance paid to Mr. Van Engelen pursuant to the terms of his employment agreement with the Company, as a result of termination of his employment effective August 27, 2007, matching funds paid by the Company for participation in the Brooke Corporation 401(k) plan, and life insurance premiums paid on behalf of Mr. VanEngelen.

(8)	Mr. Leland Orr was appointed as the Company’s Chief Financial Officer and Treasurer on November 15, 2007, following the Merger. Concurrently with his service to the Company in 2007, Mr. Leland Orr was also the Chief Financial Officer of the Company’s parent, Brooke Corporation. Compensation reflected for Mr. Leland Orr represents 12% of his total compensation for services to the Company and to Brooke Corporation, as the percentage of such compensation allocated for his services to the Company in 2007.

(9)	This amount represents options to purchase shares of the Company’s parent, Brooke Corporation granted on February 8, 2007.

(10)	Mr. Morton was appointed and served as the Company’s Chief Financial Officer and Treasurer from March 1, 2007 until the Merger on November 15, 2007. Concurrently with his service to the Company in 2007, Mr. Morton was also an executive officer of the Company’s parent, Brooke Corporation. Compensation reflected for Mr. Morton represents 91% of his total compensation for services to the Company and to Brooke Corporation, which was the percentage of such compensation allocated for his services to the Company in 2007.

(11)	Amount represents a discretionary cash bonus paid to Mr. Morton for services rendered to the Company during the 2007 fiscal year.

(12)	Amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007, in accordance with FAS 123R for 10,000 shares of restricted stock granted on August 15, 2007. As discussed in Note 15 to the Combined Financial Statements in the Company’s Annual Report on Form 10-K, filed on March 14, 2008, the fair value of the award was determined to be $5.00 per share (or $50,000 in the aggregate) by the Compensation Committee as provided under the terms of the 2007 Equity Incentive Plan.

(13)	All other compensation represents matching funds paid by the Company for participation in the Brooke Corporation 401(k) plan and life insurance premiums paid on behalf of Mr. Morton.

(14)	Mr. Maxwell was appointed the Company’s Senior Vice President — Sales on November 15, 2007, following the Merger. Mr. Maxwell’s total compensation represents compensation paid for services to the Brooke Franchise and the Company representing the combined companies following the Merger.

(15)	This amount represents options to purchase shares of the Company’s parent, Brooke Corporation granted on February 8, 2007.

(16)	Represents the total amount earned by Mr. Maxwell pursuant to the 2007 Monthly Sales Guidelines and a quarterly incentive bonus plan for services in fiscal year 2007.

(17)	All other compensation represents matching funds paid by the Company for participation in the Brooke Corporation 401(k) plan and life insurance premiums paid on behalf of Mr. Maxwell.

(18)	Mr. Hess was appointed President and Chief Executive Officer of Brooke Capital Advisors, Inc., a wholly-owned subsidiary of Brooke Capital Corporation, on January 31, 2007. Mr. Hess’s compensation includes compensation of $2500 and vacation payout of $7,500 paid by CJD & Associates, L.L.C., an affiliate of the Company, following assumptions of responsibilities for Brooke Capital Advisors, Inc.

(19)	Amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007, in accordance with FAS 123R for 250,000 shares of restricted stock granted on August 15, 2007. As discussed in Note 15 to the Combined Financial Statements of the Company in the Company’s Annual Report on Form 10-K, filed on March 14, 2008, the fair value of the award was determined to be $5.00 per share (or $1,250,000 in the aggregate) by the Compensation Committee as provided under the terms of the 2007 Equity Incentive Plan.

(20)	Amount represents cash incentive awards earned in 2007 pursuant to the Company’s 2007 Sales Bonus Structure.

(21)	All other compensation represents life insurance premiums paid on behalf of Mr. Hess.

(22)	Ms. Drouillard was appointed Chief Operating Officer of Brooke Capital Advisors, Inc., a wholly-owned subsidiary of Brooke Capital Corporation, on January 31, 2007.

(23)	Amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007, in accordance with FAS 123R for 100,000 shares of restricted stock granted on August 15, 2007. As discussed in Note 15 to the Combined Financial Statements of the Company in the Company’s Annual Report on Form 10-K, filed on March 14, 2008, the fair value of the award was determined to be $5.00 per share (or $500,000 in the aggregate) by the Compensation Committee as provided under the terms of the 2007 Equity Incentive Plan.

(24)	Amount represents cash incentive awards earned in 2007 pursuant to the Company’s 2007 Sales Bonus Structure.

(25)	All other compensation includes payout of earned and unused vacation of $8,077 paid by CJD & Associates, L.L.C., an affiliate of the Company, following Ms. Drouillard’s appointment as Chief Operating Officer of the Company.

Employment Agreements

By virtue of the Merger, we are successor in interest to Brooke Franchise’s rights and obligations under its 2005 Executive Employment Agreement with Kyle Garst. Pursuant to the terms of this Executive Employment Agreement, Mr. Garst is entitled to an annual base salary of $125,000, subject to our periodic review and adjustment. Mr. Garst is eligible to participate in any short-term or long-term bonus or incentive compensation plans, programs or arrangements as are designated by us in our sole discretion and certain other benefits as specified in our personnel policies established from time to time by us and subject to the discretionary authority given to any applicable benefit plan administrators. Pursuant to the terms of the Executive Employment Agreement, we agree to provide Mr. Garst an automobile for business use and commuting in accordance with our policies and procedures for such use. Mr. Garst is subject to a covenant not to compete with our business for two years from his termination date in any state in the United States in which our business and that of our affiliates operates as of the effective date of the termination of his employment, and a covenant not to solicit our clients or our employees, agents, brokers or producers for work that would be competitive with us for a period of two years from and after the effective date of termination of his employment.

Also by virtue of the Merger, we are successor in interest to Brooke Franchise’s rights and obligations under its 2003 Employment Agreement with Chad Maxwell. Pursuant to the terms of this Employment Agreement, Mr. Maxwell is entitled to an annual base salary of $60,000, subject to our periodic review and adjustment. Mr. Maxwell is eligible to participate in certain other benefits as specified in the personnel policies established from time to time by us, which policies may be changed from time to time by us. Pursuant to the terms of the Employment Agreement, we agree to provide Mr. Maxwell with an automobile for business use and commuting in accordance with our policies established for such use. Mr. Maxwell is subject to a covenant not to solicit insurance or financial services from any of our clients for a period of two years after the termination of his employment, and also a covenant not to solicit any of our franchise agents or employees to work for Mr. Maxwell or another competing company for a period of two years after the termination of his employment.

Michael Hess entered into an Executive Employment Agreement with us, effective January 1, 2007. Pursuant to the terms of his Executive Employment Agreement, Mr. Hess is entitled to an annual base salary of $130,000, subject to our periodic review and adjustment. Mr. Hess is eligible to participate in any short-term or long-term bonus or incentive compensation plans, programs or arrangements as are designated by us in our sole discretion and certain other benefits as specified in our personnel policies established from time to time by us and subject to the discretionary authority given to any applicable benefit plan administrators. Pursuant to the terms of the Executive Employment Agreement, we agree to provide Mr. Hess an automobile for business use and commuting in accordance with our policies and procedures for such use. Mr. Hess is subject to a covenant not to compete with our business for two years from his termination date in any state in the United States in which our business and that of our affiliates operates as of the effective date of the termination of his employment, and a covenant not to solicit our clients or our employees, agents, brokers or producers for work that would be competitive with us for a period of two years from and after the effective date of termination of his employment.

We do not have employment agreements with any of our other named executive officers, although Robert D. Orr, Leland G. Orr, and William R. Morton, Jr. have entered into Employment Agreements with Brooke Corporation.

Grants of Plan-Based Awards

The following table sets forth certain information regarding incentive plan based awards that were earned by our named executive officers during fiscal year 2007.

2007 Grants of Plan Based Awards

				Estimated Possible	Estimated Future
				Payouts Under	Payouts		Grant Date
				Non-Equity	Under Equity		Fair Value
				Incentive Plan	Incentive		of Stock and
		Date Non-Equity		Awards(3)	Plan Awards		Option/SAR
	Grant	Incentive Award		Target(4)	Target(5)		Awards
Name	Date(1)	Earned(2)		($)	(#)		($)

Kyle L. Garst	2/08/07	—		—	10,000	(6)	4,700
Robert D. Orr	—	—		—	—		—
John Van Engelen	—	—		—	—		—
Leland G. Orr	2/08/07	—		—	10,000	(7)	4,700
William R. Morton, Jr.	8/15/07			—	10,000	(8)	6,250	(9)
Chad Maxwell	2/08/07	—		—	1,750	(10)	883
		Various	(11)	291,000
Michael S. Hess	8/15/07				250,000	(12)	156,250	(13)
		3/31/07		62,500
		6/30/07		62,500
		9/30/07		62,500
		12/31/07		62,500
Kelly M. Drouillard	8/15/07				100,000	(14)	62,500	(15)
		3/31/07		41,667
		6/30/07		41,667
		9/30/07		41,667
		12/31/07		41,667

(1)	Grant dates listed for non-equity incentive plan awards reflect the date a quarterly award was earned upon achievement of established performance goals. All awards were payable at a later date.

(2)	Mr. Hess and Ms. Drouillard were the only named executive officers eligible for quarterly payouts of non-equity incentive awards under the Company’s 2007 Sales Bonus Structure. Mr. Maxwell was the only named executive officer eligible for a payout of non-equity incentive award under the Company’s 2007 Monthly Sales Guidelines.

(3)	Amounts for Mr. Hess and Ms. Drouillard represent possible payouts under the 2007 Sales Bonus Structure based on the attainment of target performance objective discussed in the narrative to this table below. Amount for Mr. Maxwell represents the possible payout under the 2007 Monthly Sales Objectives based on the attainment of target performance objectives discussed in the narrative in the Executive Compensation Discussion and Analysis.

(4)	There are no threshold, maximum or equivalent payouts under the 2007 Sales Structure or the 2007 Monthly Sales Objectives.

(5)	There are no threshold, maximum, or equivalent payouts under the 2007 Equity Incentive Plan or under the Restricted Shares Agreement.

(6)	Amount represents the number of shares of common stock of Brooke Corporation to be paid out upon exercise of outstanding options granted to Mr. Garst pursuant to the 2006 Brooke Corporation Equity Incentive Plan.

(7)	Amount represents the number of shares of common stock of Brooke Corporation to be paid out upon exercise of outstanding options granted to Mr. Leland Orr pursuant to the 2006 Brooke Corporation Equity Incentive Plan.

(8)	Amounts represent the number of shares of common stock of the Company to be paid out upon satisfaction of the vesting conditions under the Restricted Shares Agreement

(9)	Amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007, in accordance with FAS 123R for 10,000 shares of restricted stock granted on August 15, 2007. As discussed in Note 15 to the Combined Financial Statements in the Company’s Annual Report on Form 10-K, filed on March 14, 2008, the fair value of the award was determined to be $5.00 per share by the Compensation Committee as provided under the terms of the 2007 Equity Incentive Plan. The fair value of Mr. Morton’s award at the grant date ($50,000) is being recognized as compensation expense by the Company over the three-year vesting period ending August 15, 2010.

(10)	Amount represents the number of shares of common stock of Brooke Corporation to be paid out upon exercise of outstanding options granted to Mr. Maxwell pursuant to the 2006 Brooke Corporation Equity Incentive Plan.

(11)	Mr. Maxwell earned bonuses at various times during 2007 under the Company’s 2007 Monthly Sales Guidelines and a quarterly incentive bonus plan.

(12)	Amount represents the number of shares of common stock of the Company payable to Mr. Hess upon satisfaction of the vesting conditions under the Restricted Shares Agreement.

(13)	Amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007, in accordance with FAS 123R for 250,000 shares of restricted stock granted on August 15, 2007. As discussed in Note 15 to the Combined Financial Statements in the Company’s Annual Report on Form 10-K, filed on March 14, 2008, the fair value of the award was determined to be $5.00 per share by the Compensation Committee as provided under the terms of the 2007 Equity Incentive Plan. The fair value of Mr. Hess’ award at the grant date ($1,250,000) is being recognized as compensation expense by the Company over the three-year vesting period ending August 15, 2010.

(14)	Amount represents the number of shares of common stock of the Company payable to Ms. Drouillard upon satisfaction of the vesting conditions under the Restricted Shares Agreement.

(15)	Amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007, in accordance with FAS 123R for 100,000 shares of restricted stock granted on August 15, 2007. As discussed in Note 15 to the Combined Financial Statements in the Company’s Annual Report on Form 10-K, filed on March 14, 2008, the fair value of the award was determined to be $5.00 per share by the Compensation Committee as provided under the terms of the 2007 Equity Incentive Plan. The fair value of Ms. Drouillard’s award at the grant date ($500,000) is being recognized as compensation expense by the Company over the three-year vesting period ending August 15, 2010.

Under the 2007 Sales Bonus Structure, each of Mr. Hess and Ms. Drouillard were eligible to receive quarterly cash incentive awards based on achievements of a Company-wide quarterly performance goal established for 2007 as a threshold of the Company’s net income after taxes, as reflected on the Company’s quarterly financial statements. Mr. Hess’s incentive award was based on a quarterly payout formula of .25% of loans originated by Mr. Hess if the quarterly performance goal was met or exceeded. Ms. Drouillard’s incentive award was based on a quarterly payout formula of 2/3 of 0.25% of loans originated by Ms. Drouillard if the quarterly performance goal was met or exceeded. The estimated possible payout for achieving the targeted performance goal, based on these formulas is reflected in the table above. No other named executive officers were eligible to earn non-equity incentive awards in 2007 under the Bonus Structure. Mr. Maxwell’s incentive award was based on factors set forth above in the Executive Compensation Discussion and Analysis section.

The 2007 Equity Incentive Plan was approved at the annual meeting of stockholders of the Company on June 7, 2007, and was amended to increase the authorized shares of common stock issuable under the plan from 400,000 to 2,400,000 at a special meeting of stockholders on November 5, 2007.

Under the 2007 Equity Incentive Plan, the Compensation Committee administers the plan and has the authority to determine the grant of awards to our employees and directors. On August 15, 2007, the Compensation Committee granted shares of restricted stock to Mr. Morton, Mr. Hess and Ms. Drouillard, as well as certain of the Company’s directors (as discussed under Director Compensation below), pursuant to the terms of Restricted Shares Agreements. The Restricted Shares Agreements each provide that the recipients of such shares shall be entitled to receive any dividends paid with respect to such shares and to vote such shares on any matters submitted by the Company to its stockholders.

The restricted shares granted will vest in one-third annual increments beginning on the first anniversary of the grant date, subject to forfeiture provided in Exhibit 1 to the Restricted Shares Agreements. Therefore, subject to such condition of forfeiture, one-third of the number of shares granted to each named executive officer listed above shall vest on August 15, 2008, one-third of the number of shares granted shall vest on August 15, 2009 and the final third of the number of shares granted shall vest on August 15, 2010.

Prior to each vesting dates, restricted shares granted may be forfeited, subject to the conditions contained in each recipient’s applicable restricted shares agreement, on the date a recipient ceases to be an employee of the Company or of one of its subsidiaries and is not immediately thereafter continuously employed as a regular active employee of the Company or of one of its subsidiaries or ceases to be a director of the Company or one of its subsidiaries.

The 2006 Brooke Corporation Incentive Equity Plan (“2006 BXXX Plan”), administered by the Compensation Committee of Brooke, authorizes up to 500,000 shares of Brooke’s common stock to be issued pursuant to awards made under the 2006 BXXX Plan in the form of nonqualified stock options, incentive stock options, restricted shares of common stock, stock appreciation rights, performance shares, performance units, or restricted share units. Accordingly, the 2006 BXXX Plan provides the flexibility that the Brooke Corporation Compensation Committee desired to determine the appropriate types of awards are beneficial to Brooke, its employees, directors and stockholders as changes occur with respect to compensation trends, accounting treatment of awards, tax treatment of awards to Brooke or its employees or directors, or Brooke’s cash flow needs. Grants of 62,150 restricted shares of common stock and incentive stock options for an additional 90,000 shares of common stock were granted under the 2006 BXXX Plan during 2007.

In 2002, Robert Orr and Leland Orr were each granted incentive stock options to purchase 24,000 (split-adjusted) shares of Brooke’s common stock under the 2001 Plan. In September 2002, Robert Orr remitted to Brooke the options that had been granted to him. Because of the significant length of time between the grant of equity awards to most members of senior management, Brooke’s significant growth and success since the date of such awards, and the importance of senior management in 2007 in Brooke’s efforts to meet profitability goals, Brooke’s Compensation Committee granted incentive stock options to certain executive officers and other key employees pursuant to the 2006 Plan with a date of grant of February 8, 2007, a six-year term, and an exercise price equal to the fair market value of the Company’s common stock determined in accordance with the terms of such 2006 Plan. Vesting occurs in one-fifth annual increments beginning on the first anniversary of the date of grant. Included in these awards were incentive stock options for 10,000 shares each granted to the following named executive officers: Leland G. Orr and Kyle L. Garst. Unlike options granted to other employees, Leland Orr’s option has a five-year term and an exercise price equal to 110% of the fair market value of the common stock.

The Brooke Compensation Committee in February 2007 awarded restricted shares of Brooke’s common stock to some managers and other key employees, although no restricted shares have been awarded to any of Brooke’s named executive officers. The goals with respect to such awards are to reward top-performing employees with an ownership interest in Brooke without any initial cost and provide assistance with retention.

Recipients of restricted share awards are entitled to receive dividends and vote the shares in matters submitted to shareholder vote. Transfer restrictions on the shares lapse in one-fifth annual increments. Brooke believes such vesting schedule provides the appropriate balance between short-term and long-term incentives, as well as aids in retention.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding exercisable and unexercisable options and unvested stock awards held by our named executive officers on December 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares or		of Shares or
	Underlying Unexercised					Units of		Units of
	Options at			Option Information		Stock That		Stock That
	Fiscal Year End (#)(1)			Option	Option	Have Not		Have Not
	Exercisable	Unexercisable		Exercise	Expiration	Vested		Vested
Name	(#)	(#)		Price	Date	(#)		($)

Kyle L. Garst		10,000	(2)	12.31	2/8/13	—		—
Robert Orr	—	—		—	—	—		—
Leland G. Orr		10,000	(3)	12.31	2/8/13	—		—
John Van Engelen	—	—		—	—	—		—
William R. Morton, Jr.	—	—		—	—	10,000	(4)	53,000
Chad Maxwell		1,750	(5)	12.31	2/8/13	—		—
Michael Hess	—	—		—	—	250,000	(6)	1,325,000
Kelly Drouillard	800	1,200	(7)	23.49	3/13/10	100,000	(8)	530,000

(1)	Option awards granted to Mr. Garst, Mr. Leland Orr, and Mr. Maxwell were granted under the Brooke Corporation 2006 Equity Incentive Plan. Option awards granted to Ms. Drouillard were granted under the Brooke Corporation 2001 Compensatory Stock Option Plan. All options are or will be exercisable solely for shares of Brooke Corporation common stock.

(2)	Vest in one-fifth increments over five years beginning February 28, 2008.

(3)	Vest in one-fifth increments over five years beginning February 28, 2008.

(4)	Represents restricted stock, which vests one-third of the award amount on August 15, 2008, one-third of the award amount on August 15, 2009, and one-third of the award amount on August 15, 2010.

(5)	Vest in one-fifth increments over five years beginning February 28, 2008.

(6)	Represents restricted stock, which vests one-third of the award amount on August 15, 2008, one-third of the award amount on August 15, 2009, and one-third of the award amount on August 15, 2010.

(7)	Vest in one-fifth increments over five years beginning February 28, 2008.

(8)	Represents restricted stock, which vests one-third of the award amount on August 15, 2008, one-third of the award amount on August 15, 2009, and one-third of the award amount on August 15, 2010.

Option Exercises and Stock Vested During Fiscal 2007

The following table sets forth information regarding option exercises and vesting of restricted stock during the fiscal year ended December 31, 2007 for our named executive officers.

Option Exercises and Stock Vested During Fiscal Year 2007

	Option Awards
	Number of
	Shares	Value
	Acquired	Realized
	on Exercise	on Exercise
Name	(#)	($)

Kyle L. Garst	4,800	50,280
Robert Orr	—	—
Leland G. Orr	4,800	51,264
John Van Engelen	—	—
William R. Morton, Jr.	—	—
Chad Maxwell	3,360	36,472
Michael Hess	14,400	152,856
Kelly Drouillard	—	—

Potential Payments Upon Termination or Change In Control

We have no contractual obligation for payments to our named executive officers upon termination of their employment or upon a change in control of the Company.

DIRECTOR COMPENSATION

Directors Paul E. Burke, Jr., Richard E. Gill and Keith Bouchey served as such without cash compensation and without other fixed remuneration. The directors listed in the table below, Mr. Burke, Mr. Gill and Mr. Bouchey were not employees of the Company or any of our subsidiaries and each received a $500 per month retainer, $500 per regular Board meeting attended in person for the Company and its subsidiaries plus a reasonable travel allowance, and $250 for each Board meeting or committee meeting attended via teleconference or video conference in 2007. Mr. Bouchey became an employee of Brooke Corporation on October 1, 2007 and his right to receive director’s fees from the Company ceased at that time.

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2007. The directors listed in the table received no option awards, non-equity incentive plan compensation, pension earnings, nonqualified deferred compensation or other compensation for services as a director. Columns for which no compensation was awarded to, earned by, or paid to any of the directors have been omitted.

2007 Director Compensation

	Fees Earned
	or Paid in	Stock		All Other
	Cash	Awards		Compensation	Total
Name	($)(1)	($)(2)		($)	($)

Paul E. Burke, Jr.	8,000	6,250		—	14,250
Richard E. Gill	8,500	6,250		—	14,750
Keith Bouchey	6,250	6,250	(3)	—	12,500

(1)	Includes aggregate amount of all cash fees paid in 2007 as described above.

(2)	Each director listed was granted restricted stock awards on August 15, 2007. The amount represents the dollar amount recorded as expense for financial statement reporting purposes for 2007 in accordance with

FAS 123R for 10,000 of restricted stock granted on August 15, 2007. The assumptions made in the valuation of each award are discussed in Note 15 of the Notes to Combined Financial Statements, incorporated herein by reference, at Item 8 “Financial Statements” of the Company’s Annual Report on Form 10-K.

(3)	Mr. Bouchey resigned his position as director on March 11, 2008. As a result of his resignation, all shares of restricted stock granted to Mr. Bouchey, which remained unvested, were forfeited on his resignation date in accordance with the terms of the Restricted Share Agreement.

On August 15, 2007, the Compensation Committee, acting on the recommendation of the Board and of management, awarded 10,000 restricted shares of Company common stock under the 2007 Equity Incentive Plan to each of our non-employee directors listed in the table above. All 10,000 shares granted to Mr. Bouchey on August 15, 2007, reflected in the table above, were forfeited upon his resignation as a member of our Board of Directors on March 11, 2008, in accordance with the terms of the Restricted Shares Agreement between Mr. Bouchey and the Company, dated August 15, 2007.

The Restricted Shares Agreement between the Company and each of these non-employee directors is identical in all material terms, except for the grant amount of shares, as the Restricted Shares Agreement with the named executive officers discussed above.

The following table shows each non-employee director’s number of outstanding unvested restricted shares of our common stock as of December 31, 2007:

	Unvested
Name	Shares

Paul E. Burke, Jr.	10,000
Richard E. Gill	10,000
Keith Bouchey	10,000	(1)

(1)	Mr. Bouchey’s shares of restricted stock were forfeited on March 11, 2008 in connection with his resignation as director of the Company on that date in accordance with the terms of the Restricted Share Agreement.

ANNUAL REPORT

A 2007 Annual Report to Stockholders of the Company has been furnished to the Company’s stockholders along with this Information Statement. The Annual Report includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (without exhibits) as filed with the SEC. The Company will furnish without charge upon written request a copy of the Company’s Annual Report on Form 10-K. The Annual Report on Form 10-K includes a list of exhibits thereto. Each such request must set forth a good faith representation that, as of the Record Date, the person making such request was a beneficial owner of voting stock entitled to vote at the Annual Meeting. Requests for copies of exhibits should be sent to Secretary, Brooke Capital Corporation, 8500 College Boulevard, Overland Park, Kansas 66210.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, with exhibits, as well as other filings by the Company with the SEC, are also available through the SEC’s Internet site at www.sec.gov. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Background Regarding Our Relationship with Brooke and its Affiliates

Brooke became our largest stockholder on December 8, 2006, when it acquired newly-issued shares representing approximately 46.8% of our then issued and outstanding common stock pursuant to the terms of a Stock Purchase and Sale Agreement between us and Brooke dated October 6, 2006 (the “2006 Stock Purchase Agreement”). Pursuant to the same agreement, Brooke also acquired a warrant to purchase additional newly-issued shares of Company common stock that would represent, when exercised approximately 8.2% of the then outstanding shares of Company common stock. On January 31, 2007, Brooke exercised its warrant to acquire the additional shares. At that time, Brooke owned in total approximately 55% of the then outstanding shares of Company common stock. Brooke paid a total of $3 million in cash for the common stock. In addition, Brooke transferred its loan brokerage business unit to the Company and made certain future commitments regarding the Company’s capital and stockholder liquidity. For example, Brooke is required to pay up to $6 million in additional consideration to the Company should BCA, the Company’s loan brokerage subsidiary, not meet a three-year, $6 million pretax profit goal in accordance with an agreed-upon schedule set forth in the 2006 Stock Purchase Agreement. BCA reported pretax income of approximately $7,773,000 and $1,084,000 in 2007 and 2006, respectively

As previously agreed in the 2006 Stock Purchase Agreement, six members of the Board tendered their resignations from our Board on January 31, 2007. The remaining two directors accepted these resignations, reduced by board resolution the number of directors comprising the Board and appointed new members to the Board, including Robert D. Orr and Michael S. Hess.

Related Party Transactions

The following discussion is a summary of transactions during fiscal year 2007 (i) in which the Company was or is to be a participant, (ii) where the annual amount involved exceeds $120,000, and (iii) in which the Company’s officers, directors or 5% stockholder or their immediate family members (each a “Related Person”) had a direct or indirect material interest.

Servicing Agreement Between Brooke and BCA.  On March 21, 2007, BCA entered into a Servicing Agreement with Brooke, pursuant to which Brooke agrees to provide certain services to BCA, including legal services, accounting, tax and auditing services, risk management services, corporate marketing services and document management services. In addition to these and other benefits to BCA, the Servicing Agreement provided for the transfer of certain additional loan brokerage activities that were not a part of the original transfer of loan brokerage activities provided for in the 2006 Stock Purchase Agreement between the Company and Brooke. The Servicing Agreement provides for monthly fees totaling $145,000, beginning in April 2007 and continuing until December 2007.

Proposed Brooke Savings Bank Acquisition.  On February 14, 2007, the Company entered into a Stock Purchase Agreement (the “Bank Purchase Agreement”) with Brooke Brokerage Corporation (“BBC”), a Kansas corporation and wholly owned subsidiary of Brooke, pursuant to which the Company would acquire all of the issued and outstanding shares of capital stock of Brooke Savings Bank from BBC in exchange for 2,015,968 shares of Company common stock.

On December 12, 2007, the Company, acting at the request of Brooke, entered into an agreement with Brooke and BBC terminating the Bank Purchase Agreement. In connection with the termination, BBC paid the Company the amount of $151,542 as reimbursement of all of the costs and expenses incurred by the Company in pursuing the Brooke Savings Bank acquisition.

Brooke Franchise Merger Transaction.  On November 15, 2007, the Company completed a merger (the “Merger”) pursuant to an Agreement and Plan of Merger dated August 31, 2007, as amended September 20, 2007, as amended November 15, 2007 (the “Merger Agreement”), by and among Brooke, Brooke Franchise and the Company. Pursuant to the Merger Agreement, Brooke Franchise was merged with and into the Company.

As a result of the completion of the Merger, Brooke received merger consideration of 5,000,000 shares of Company common stock. An additional 2,250,000 shares of Company common stock have been reserved for issuance to Brooke as additional merger consideration pursuant to contingent earn-out payments tied to adjusted earnings of the Company (excluding its subsidiaries) in fiscal years 2007 and 2008. The Company did not achieve the 2007 adjusted earnings goals and thus will not issue 1,125,000 of the shares otherwise reserved as additional contingent merger consideration applicable to the 2007 earn-out.

As a condition to closing the Merger, the Company entered into the following agreements with Brooke:

•	A Tax Sharing Agreement concerning certain tax matters after the Merger and specifying their respective rights and obligations with respect to taxes due for periods before and after the Merger;

•	A Trademark Licensing Agreement granting the Company a worldwide, perpetual, royalty — free license for the trademark “Brooke” for use in conjunction with the Company’s insurance business; and

•	An Amended and Restated Servicing and Tax Allocation Agreement providing for a monthly fee of zero dollars, the continuation of specified services during the transition period ending December 31, 2007, and for the reimbursement by Brooke Franchise to Brooke of all out of pocket expenses reasonably incurred by Brooke in connection with the operations of Brooke Franchise or the support provided by Brooke Corp to Brooke Franchise.

Proposed Delta Plus Exchange Transaction.  On August 31, 2007, the Company entered into the Exchange Agreement under which the Company will acquire all of the outstanding common stock of Delta Plus. Delta Plus is currently a wholly-owned subsidiary of Brooke and the parent company of Traders Insurance Company, a non-standard auto insurance company.

Under the Exchange Agreement, Brooke will contribute to the Company all of the outstanding stock of Delta Plus for consideration equal to 500,000 shares of Company common stock. Brooke will receive additional shares of Company common stock should Delta Plus achieve certain predetermined performance benchmarks in the future.

The transactions contemplated by the Delta Plus Exchange Agreement are anticipated to close at a future date subject to satisfaction of conditions contained within the Delta Plus Exchange Agreement.

Merger Related Loan.  On November 15, 2007, Brooke Holdings, Inc. made two loans to the Company totaling $12,382,000 (collectively the “November 15, 2007 Loans”). The November 15, 2007 Loans provide for a seven-year payment amortization period and a balloon payment of remaining interest and principal in four years. The interest rate on the November 15, 2007 Loan is variable and was 10.5% at December 31, 2007. The loan proceeds were used to increase the Company’s long-term debt and reduce its short-term debt.

Refinancing of the Merger Related Loan.  On December 31, 2007, the Company refinanced the November 15, 2007 Loans by borrowing $12,382,000 from BCA, its wholly-owned subsidiary. The BCA loan provides for a seven-year payment amortization period and a balloon payment of the remaining interest and principal in four years. The annual interest rate on the BCA loan is 4.5% above the prime published in the Wall Street Journal adjustable daily. The payment of the BCA loan was secured by a pledge of the Company’s stock in First Life America Corporation, our life insurance company subsidiary. The Company also agreed to pledge its stock in Traders Insurance Company upon its acquisition of Delta Plus. BCA financed the loan by selling a 100% participating interest in the loan to Brooke Holdings.

Liability Insurance.  The DB Group, Ltd., an indirect wholly owned subsidiary of Brooke, is a captive insurance company incorporated in Bermuda. The DB Group, Ltd. insures a portion of the professional insurance agents’ liability exposure of the Company, its affiliated companies and its franchisees and had a policy in force on December 31, 2007 that provides $5,000,000 of excess professional liability coverage.

Transactions with Brooke Savings Bank.  The Company maintains deposit accounts with Brooke Savings Bank, a wholly owned subsidiary of Brooke Bancshares, Inc. which is a wholly owned subsidiary of Brooke Corporation. At December 31, 2007, the Company had $2,613,000 on deposit with the bank.

During 2007, Brooke was our largest stockholder, holding between 46.8% and 80.5% of our then issued and outstanding common stock. Each of the persons discussed below, who were officers or directors of the Company at any time during 2007, had a relationship with Brooke during 2007 as either an officer or stockholder, or both.

Robert D. Orr, one of our directors and executive officers during 2007, was a director and an executive officer of Brooke throughout 2007. In addition, Robert D. Orr had a majority ownership interest in Brooke Holdings, which was Brooke’s largest stockholder throughout 2007.

Leland G. Orr, our Chief Financial Officer since November 15, 2007, was a director and an executive officer of Brooke throughout 2007. In addition, Leland G. Orr had a minority ownership interest in Brooke Holdings throughout 2007.

Michael S. Hess, one of our directors and executive officers during 2007, was President of CJD & Associates, L.L.C., a subsidiary of Brooke, from 2002 until January 2007. Mr. Hess advises that he owned throughout 2007 stock in Brooke constituting less than 1% of its then issued and outstanding shares of common stock.

Keith E. Bouchey, a member of our Board from January 31, 2007 until his resignation from the Board on March 11, 2008, was the President and Chief Executive Officer of Brooke from October 1, 2007 until March 11, 2008. Mr. Bouchey reported in 2007 that he owned stock in Brooke constituting less than 1% of its then-issued and outstanding shares of common stock.

Kyle L. Garst, who was appointed to our board and named our Chief Executive Officer on November 15, 2007, served as Chairman of the Board and Chief Executive Officer of Brooke Franchise from June 2007 until the Merger. Mr. Garst reported in 2007 that he owned stock in Brooke constituting less than 5% of its then-issued and outstanding shares of common stock.

Related Person Transaction Approval Policies and Procedures

The Board does not have a formal policy regarding the review, approval or ratification of transactions with Related Persons. However, as discussed earlier, from January 31, 2007, until August 30, 2007, our Independent Directors Committee was charged with determining if all major transactions between the Company and Brooke and any of its affiliates were fair to stockholders of the Company other than Brooke. Since August 30, 2007, the authority of the Independent Directors Committee has been limited to approving or disapproving the Brooke Savings Bank Transaction; the Brooke Franchise Merger Transaction, the Delta Plus Exchange Transaction, and any other actions or decisions to be taken or made by the committee pursuant to the terms of the Bank Purchase Agreement and the definitive agreements with respect to the Brooke Franchise Merger Transaction and the Delta Plus Exchange Transaction.

Since August 20, 2007, our Audit Committee Charter has required that the Audit Committee review and have oversight of all transactions with Related Persons to which we will be a party.

In addition to these written policies, the Board is empowered to review, approve and ratify any transactions between the Company and any Related Persons. In this regard, management has made a practice of advising the Board from time to time of transactions with Related Persons. Further, the Company’s legal counsel reviews responses to annual director and officer questionnaires to determine whether any Related Person has, or has had, a direct or indirect material interest in any transaction with the Company or its subsidiaries, other than the receipt of ordinary director or officer compensation. For any such transaction, the Board may consider whether the Related Person serves on a committee of the Board and, if so, whether that service is appropriate in light of the committee’s charter and AMEX listing standards. The Board may decide whether to ratify the transaction considering such matters as the significance of the transaction to us, the best interest of the Company and our stockholders, the materiality of the transaction to us and the Related Person, whether the transaction is on terms no less favorable to the Company than those available from other parties, and whether the transaction is likely to affect the judgments made by the affected officer or director on behalf of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, certain officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of change in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based solely on a review of the copies of those forms furnished to the Company and those filed with the SEC, the Company believes that during the fiscal year ended December 31, 2007, all required filings applicable to the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities were timely met, except for the following: (i) a late filing on Form 3 relating to the appointment of William Morton as Chief Financial Officer of the Company; (ii) a late filing on Form 4 relating to an award to Paul Burke of restricted stock of the Company; (iii) a late filing on Form 4 relating to a single transaction by Brooke on September 17, 2007, which was filed on September 25, 2007; and (iv) a late amendment of a filing on Form 4 relating to a single transaction by Brooke on December 3, 2007, which was filed on December 6, 2007.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders are entitled to present proposals for action at meetings of stockholders if they comply with the requirements of the proxy rules of the SEC, Kansas law and our charter and bylaws. In connection with this year’s Meeting, no stockholder proposals were presented. Any proposals intended to be presented at the Company’s Annual Meeting of Stockholders to be held in the year 2009 must be received at our offices on or before December 30, 2008, in order to be considered for inclusion in our Proxy Statement and form of proxy relating to such meeting.

Our Bylaws provide that a stockholder may not make a proposal to have business (other than nominations) brought before an annual meeting unless the stockholder gives timely written notice of the proposal to the Secretary of the Company. To be timely, the stockholder proposal must be received by the Secretary no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. This advance notice time period only applies if the Company has called the annual meeting for a date 45 days before or after the anniversary date of the immediately preceding annual meeting of stockholders. In the event the annual meeting is called for a date that is not within 45 days before or after the anniversary date, written notice of the proposal will be deemed to be timely made if it is received not earlier than the opening of business on the 120th day before the anniversary date and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the date on which public announcement of the date of the annual meeting is first made by the Company. The notice provisions of our Bylaws will, however, be deemed satisfied by a stockholder as to any proposal (other than nominations) made in compliance with Exchange Act Rule 14a-8 governing inclusion of stockholder proposals in a company’s proxy statement and form of proxy.

Proposals should be sent to the Secretary of the Company at 8500 College Boulevard, Overland Park, Kansas 66210.

OTHER MATTERS

The Board is not aware of any matters to come before the Meeting, other than those specified in the Notice of Annual Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other nominee holder of record may deliver to multiple stockholders sharing the same address a single copy of our Annual Report and Information Statement. We will promptly deliver, upon written request, a separate copy of the Annual Report and/or Information Statement to any stockholder at a shared address to whom a single copy of the documents was delivered. Written requests should be made to the Company at 8500 College Boulevard, Overland Park, Kansas 66210, Attention: Secretary’s Office, and oral requests may be made by calling our Secretary’s office at (913) 661-0123. Any stockholder who wants to receive separate copies of the Information Statement or Annual Report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker or other nominee holder of record.

By Order of the Board of Directors

Michael D. Sell, Secretary

Overland Park, Kansas
April 29, 2008